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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Interactive Search Holdings, Inc. 2001 Equity Incentive Plan, as amended (formerly known as the Bulldog Holdings, Inc. 2001 Equity Incentive Plan), and the Interactive Search Holdings, Inc. 2003 Equity Incentive Plan (formerly known as the Bulldog Holdings, Inc. 2003 Equity Incentive Plan) of Ask Jeeves, Inc. our report dated January 23, 2004, except for the fourth paragraph of Note 14, as to which the date is February 27, 2004, with respect to the consolidated financial statements and schedule of Ask Jeeves, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Walnut Creek, California
May 28, 2004